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                                                                  Exhibit (d)(1)

April 24, 2003

Geac Computer Corporation Limited
11 Allstate Parkway, Suite 300
Markham, Ontario
L3R 9T8

Attention: The Chairman

Dear Sirs:

         Comshare, Incorporated ("Comshare") understands that the company named above (the "Recipient") is interested in receiving information about Comshare in connection with a possible transaction. All information (including but not limited to business plans and strategy, financial, marketing, or sales data, technical specifications, computer programming techniques, customer lists and information, product development plans, software and documentation) furnished by Comshare, its directors, officers, employees, agents or representatives (collectively, "representative"), either in written form or orally, and all analyses, compilations, data, studies or other documents prepared by the Recipient or its representatives containing or based in whole or in part on any such furnished information or reflecting the Recipient's review or, or interest in, Comshare is hereinafter referred to as the "Information."

         In consideration of being furnished with the Information, the Recipient agrees to the following Confidentiality and Exploratory Agreement:

         1. CONFIDENTIALITY. The Recipient agrees that all Information is the confidential information of Comshare. The Recipient shall not copy, abstract, reverse engineer or disclose any Information to any other person, firm, corporation, or other entity. Dissemination of the Information shall be limited to the Recipient's employees, and representatives who have a need to know and who shall be bound to honor the provisions of this Agreement.

         2. EXCEPTIONS. The obligations of confidentiality shall not apply to any information that (a) is contained in a generally available non-confidential publication bearing a date prior to the date of this Agreement; (b) is or becomes generally available to the public other than as a result of the

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April 24, 2003

improper action of the Recipient; (c) is rightfully known from a source independent of any restrictions imposed by Comshare or becomes rightfully known to the Recipient from such a source; (d) shall be or has been independently developed by the Recipient; (e) is generally furnished to others by Comshare without restrictions on the receiving party's right to disclose; or (f) is required to be disclosed by any valid requirement of any governmental authority, regulatory agency or stock exchange (by order, oral questions, interrogations, subpoena or otherwise) or by a court of law having jurisdiction over the Recipient (provided that, to the extent permitted by law, the Recipient shall notify Comshare of the receipt of such an order and shall cooperate with Comshare in efforts to limit the extent of information required to be disclosed and to assure that confidential treatment will be accorded the Information).

         3. DISCUSSIONS. The fact that discussions are taking place between Comshare and the Recipient regarding a potential transaction, the content of the discussions, and the participation of the parties in the discussions shall also be regarded as Information.

         4. PURPOSE. All Information shall be used by the Recipient solely for the purpose of exploring a transaction with Comshare and for no other purpose. The Information shall not be used in any way directly or indirectly detrimental to Comshare. The furnishing of the Information does not constitute the grant of or waiver by Comshare of any of its proprietary interests, including without limitation patents, trade secrets, copyrights, or trademarks. The Recipient understands that Comshare has tried to include Information that it believes to be reliable and relevant for the purpose of the Recipient's evaluation but acknowledges that Comshare makes no representation or warranty as to the accuracy or completeness of the Information. The Recipient agrees that neither Comshare nor any of its representatives shall have any liability as a result of the use of the Information by the Recipient and its representatives, and the Recipient understands that only those particular representations and warranties that may be made by Comshare in a definitive agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such a definitive agreement, shall have any legal effect.

         5. RETURN. The Recipient shall return to Comshare all Information furnished to the Recipient by Comshare or its representatives, and shall destroy, or caused to be destroyed, all notes, memoranda, analyses, compilations, data, studies, other documents or other stored information of any kind prepared by the Recipient or its representatives containing or based in whole or in part on the Information or the discussions generally, upon

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Comshare's request. All confidentiality obligations shall survive the termination of this Agreement and the return of Information.

         6. EXPLORATORY DISCUSSION NOT BINDING. The parties agree that this Agreement, continuing discussions, future provision of Information, past or future correspondence (including without limitation correspondence indicating interest or intent), and other communications between the parties shall not commit either party to continue discussions or negotiate, or be legally binding as an informal agreement or agreement to agree to a potential transaction. The only way the parties shall be bound to a transaction, if at all, shall be by a mutually satisfactory definitive written agreement signed by the parties. Any research and development, prototyping, or other action or expense that either party takes or incurs in anticipation that a transaction will be consummated shall be entirely at the acting party's risk and expense and shall not impose any liability on any other party.

         7. TRADING. The Recipient hereby acknowledges that it is aware (and that its directors, officers, employees, representatives and agents who are apprised of the matter have been, or upon becoming apprised will be, advised) that the Information includes material non-public information about Comshare and that they are aware of the restrictions (including the restrictions regarding transactions in securities) imposed by the United States federal securities laws on a person possessing material non-public information about a public company.

         8. PURCHASE. The Recipient hereby agrees that for a period of twelve months after the date of this Agreement it will not, directly or indirectly, (a) purchase or offer to purchase any assets or securities of Comshare or propose any merger, tender or exchange offer, or other business combination, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, involving Comshare except pursuant to a transaction approved by the Board of Directors of Comshare, (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Comshare, (c) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to the securities of Comshare, (d) otherwise act, alone or in concert with others, to seek to control the management, board of directors, or policies of Comshare, (e) disclose any intention, plan or arrangement inconsistent with the foregoing, (f) take any action that might require Comshare to make a public announcement regarding the possibility of any of the foregoing or (g) request Comshare (or its directors, officers, employees,

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affiliates or advisors) to amend or waive any of the foregoing. For a period of one year after the date of this Agreement, Recipient will not, without Comshare's prior written consent, employ or solicit to employ any person who is then serving as an officer, employee, distributor or consultant to the Company or who served in such capacity within the prior six months; provided, however, that after six months from the date of this Agreement the Recipient shall be permitted to employ any such person who responds to a general solicitation for employment.

         9. PROCESS. The Recipient agrees that Comshare may conduct any process for any transaction involving Comshare in any manner that Comshare may determine in its sole discretion and acknowledges that Comshare reserves the right to reject any and all proposals made by the Recipient and to terminate discussions and negotiations with the Recipient at any time.

         10. GENERAL. Headings are for convenience only and have no legal significance. This Agreement constitutes the entire agreement between the parties regarding its subject matter. It may be altered, amended, modified, or waived only by a written agreement signed by the parties. Without prejudice to any other rights or remedies Comshare may have, the Recipient acknowledges and agrees that money damages would not be an adequate remedy for any breach of this Agreement and that Comshare shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement. The illegality, invalidity or unenforceability of any provision of this Agreement under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision of this Agreement. This Agreement shall be governed by the internal laws of the State of Michigan exclusive of its choice of law rules. The parties acknowledge that they have read and understood this Agreement and agree to be bound by its terms.

Sincerely yours,

/s/ Brian J. Jarzynski

Brian J. Jarzynski
Senior Vice President and CFO
Comshare, Incorporated

AGREED TO AND ACCEPTED BY:

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GEAC COMPUTER CORPORATION LIMITED

By: /s/ Charles S. Jones
    -------------------------------------------------
    Charles S. Jones, Chairman

Date: April 24, 2003